10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports Second Quarter 2008 Net Income of $46.7 million or $0.55 per Share

•	Operating income was $75.5 million, up 51% compared to the second quarter 2007
•	Aftermarket bookings increased 32% compared to the second quarter 2007
•	Backlog increased 29% from June 30, 2007, to $2,086 million

Results Summary (dollars in millions, except per share data):

	Three Months Ended June		Six Months Ended June
	2008	2007	2008	2007
Total revenues	$541.2	$441.2	$905.0	$755.6
Operating income	$75.5	$50.1	$122.4	$83.0
Income before income taxes	$69.6	$41.4	$111.3	$65.8
Net income	$46.7	$26.2	$73.9	$41.6
Basic and diluted EPS	$0.55	$0.31	$0.86	$0.49
Shares used to compute EPS (000)	85,555	85,465	85,609	85,462
Other information:
Total bookings	$503.6	$659.2	$1,079.3	$1,084.8
Total backlog	$2,085.8	$1,612.5	$2,085.8	$1,612.5

Houston, TX, July 30, 2008 - Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $46.7 million, or $0.55 per diluted share, for the second quarter 2008. This is an increase of 78.2% compared to net income of $26.2 million, or $0.31 per diluted share, for the second quarter 2007.

Second quarter 2007 income included a provision for litigation and related interest of $4.2 million ($2.6 million after-tax or $0.03 per diluted share) and a charge of $2.3 million ($1.5 million after-tax or $0.02 per diluted share) related to a change in an accounting estimate for workers’ compensation.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “We are very pleased with our second quarter performance. We had a good quarter with strong earnings and we advanced a number of strategic initiatives. Total revenues increased 23%, operating income increased 51%, and our backlog grew 29% over the year ago period. Aftermarket bookings were strong, increasing approximately 32% compared to the corresponding period in 2007, as markets remain very active. New unit bookings were lower than anticipated due to the timing of a number of large orders. As a result of this, we expect an improvement over the second half of the year.

We are also pleased to report progress on two strategic intiatives:

•	Under our alliance initiative, we renewed a worldwide supplier agreement with Chevron for centrifugal compressors globally, and in the U.S. for reciprocating compressors for refinery use.
•
Consistent with our bolt-on acquisition strategy, we have acquired the assets of Peter Brotherhood Ltd. We continue to believe bolt-on acquisitions along with the repurchase of the Company’s stock are very good uses of cash.”

Total revenues for the second quarter 2008 of $541.2 million increased $100.0 million or 22.7% compared to $441.2 million for the second quarter 2007. Total revenues for the six months ended June 30, 2008, of $905.0 million increased $149.4 million or 19.8% compared to $755.6 million for the corresponding period in 2007.

Operating income for the second quarter 2008 was $75.5 million. This compares to operating income of $50.1 million for the second quarter 2007. Operating income for the six months ended June 30, 2008, was $122.4 million. This compares to operating income of $83.0 million for the corresponding period in 2007. Operating income increased from the year ago three and six month periods primarily due to improved pricing and higher volume.

Bookings for the second quarter 2008 of $503.6 million compare to bookings for the second quarter 2007 of $659.2 million. Bookings in 2007 included the very large $154.0 million order for power generation and gas compression equipment to be used on the BP Skarv floating production, storage and offloading (FPSO) vessel. Bookings for the six months ended June 30, 2008, of $1,079.3 million, compare to bookings for the corresponding period in 2007 of $1,084.8 million.
The backlog at the end of June 2008 was $2,085.8 million or 29.4% higher than the backlog at the end of June 2007 of $1,612.5 million.

New Units Segment

New unit revenues for the second quarter 2008, of $299.2 million increased 28.9% compared to $232.2 for the second quarter 2007. New unit revenues for the six months ended June 30, 2008, of $448.7 million increased 29.5% compared to $346.6 million for the corresponding period in 2007. The increase in revenues compared to the corresponding periods in 2007 reflects the continuing strong demand for rotating equipment in all key markets.

New unit operating income was $25.7 million for the second quarter 2008 compared to operating income of $17.4 million for the second quarter 2007. This segment’s operating margin was 8.6% compared to 7.5% for the second quarter 2007. New unit operating income was $34.9 million for the six months ended June 30, 2008, compared to operating income of $22.0 million for the corresponding period in 2007. This segment’s operating margin for the six months ended June 30, 2008, was 7.8% compared to 6.3% for the corresponding period in 2007. The increases from the corresponding periods in 2007 were attributable to improved pricing and higher volume.

Bookings for the three months and six months ended June 30, 2008, of $232.2 and $571.2 million, respectively, compare to bookings for the corresponding periods in 2007 of $452.9 and $687.9 million, respectively. New unit bookings in 2007 included the very large $154.0 million order for power generation and gas compression equipment to be used on the BP Skarv FPSO vessel.

The backlog at June 30, 2008, of $1,707.8 million was 27.9% above the $1,335.2 million backlog at June 30, 2007.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the second quarter 2008 of $242.0 million increased 15.8% compared to $209.0 for the second quarter 2007. Aftermarket parts and services revenues for the six months ended June 30, 2008, of $456.3 million increased 11.6% compared to $409.0 for the corresponding period in 2007. The increase in revenues for both the three and six month periods reflect the continuing and broad-based strength of the worldwide served markets.

Aftermarket operating income for the second quarter 2008 of $70.8 million compares to $52.0 million for the second quarter 2007. This segment’s operating margin of approximately 29.3% compares to 24.9% for the second quarter 2007. The increase in the segment’s operating margin principally reflects improved pricing and higher volume.

Aftermarket operating income for the six months ended June 30, 2008, of $120.8 million compares to $100.1 million for the second quarter 2007. This segment’s operating margin of approximately 26.5% compares to 24.5% for the corresponding period in 2007. The increase in operating income from the corresponding six month period in 2007 was principally attributable to improved pricing and higher volume.

Bookings for the three months ended June 30, 2008, of $271.4 million were 31.6% above bookings for the corresponding period in 2007 of $206.3 million. Bookings for the six months ended June 30, 2008, of $508.1 million were 28.0% above bookings for the corresponding period in 2007 of $396.9  million. In 2007, bookings were adversely affected by process changes at two of the Company's national oil company clients. Bookings from these clients have recovered to more normal levels.

The backlog at June 30, 2008, of $378.0 million was 36.3% above the backlog of $277.3 million at June 30, 2007.

Liquidity and Capital Resources

As of June 30, 2008, cash and cash equivalents totaled $273.1 million and borrowing availability under the $500.0 million revolving credit portion of the Company’s senior credit facility was $206.7 million, as $293.3 million was used for outstanding letters of credit.

In first six months of 2008, cash provided by operating activities was $104.2 million, which compares to $136.2 million for the corresponding period in 2007. The decrease of $32.0 million in net cash provided by operating activities was principally from changes in working capital. In the first six months of 2008, capital expenditures totaled $14.8 million. As of June 30, 2008, total debt was $370.4 million and total debt net of cash and cash equivalents was approximately $97.3 million.

Since commencing its $150 million share repurchase program on May 2, 2008, the Company has completed approximately three quarters of the program through July 30, 2008. In the second quarter 2008, the Company purchased 705,765 shares for approximately $27.7 million.

Board of Directors

On May 13, 2008, the Company’s stockholders approved the election of eight directors at the Company's annual meeting.

The directors serving an additional one-year term are William A. Macaulay, Vincent R. Volpe Jr., Michael L. Underwood, Philip R. Roth, Louis A. Raspino, Jean-Paul Vettier, Rita V. Foley and Joseph C. Winkler.

Additionally, shareholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants and approved the 2008 Stock Incentive Plan.

Outlook

Demand for rotating equipment and aftermarket parts and services continues to be strong. At June 30, 2008, 43.8% of the backlog of $2,085.8 million was scheduled to ship in 2009 and beyond.

While the Company continues to believe that its 2008 operating income will be in the range of $285 to $315 million, it now has a bias toward the upper half of the range. In line with historical levels, its third quarter 2008 operating income is expected to be in the range of 25% to 27% of the total year.

Conference Call

The Company will discuss its second quarter 2008 results at its conference call on Thursday, July 31, 2008. A webcast presentation will be accessible live at 8:30 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (888) 203-7667 in the U.S. and (719) 457-2080 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 11:30 a.m. Eastern Time on July 31, 2008, through 11:59 p.m. Eastern Time on August 6, 2008. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 5394991.

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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, United Kingdom, Norway, China, and India, and maintains a network of 30 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words “anticipates”, “believes”, “expects,” “intends”, and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income
(unaudited; $ in millions, except share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net sales of products	$448.2	$354.6	$735.3	$596.7
Net sales of services	93.0	86.6	169.7	158.9
Total revenues	541.2	441.2	905.0	755.6
Cost of products sold	329.5	260.1	535.7	433.4
Cost of services sold	61.7	62.2	113.6	111.7
Total cost of sales	391.2	322.3	649.3	545.1
Gross profit	150.0	118.9	255.7	210.5
Selling and administrative expenses	68.9	66.2	132.8	121.8
Research and development expenses	3.8	2.6	5.9	5.7
Curtailment amendment / partial settlement	1.8	-	(5.4)	-
Income from operations	75.5	50.1	122.4	83.0
Interest expense, net	(7.1)	(10.0)	(14.1)	(20.9)
Other income, net	1.2	1.3	3.0	3.7
Income before income taxes	69.6	41.4	111.3	65.8
Provision for income taxes	22.9	15.2	37.4	24.2
Net income	$46.7	$26.2	$73.9	$41.6
Net income per common share-basic and diluted	$0.55	$0.31	$0.86	$0.49
Weighted average shares outstanding - (In thousands)
Basic	85,337	85,465	85,425	85,462
Diluted	85,555	85,465	85,609	85,462

Dresser-Rand Group Inc.
Consolidated Segment Data
(unaudited; $ in millions)

	Three months ended June 30, 2008		Six months ended June 30, 2008
	2008	2007	2008	2007
Statement of Segment Data:
Revenues
New units	$299.2	$232.2	$448.7	$346.6
Aftermarket parts and services	242.0	209.0	456.3	409.0
Total revenues	$541.2	$441.2	$905.0	$755.6

Gross profit
New units	$47.1	$39.6	$72.3	$56.3
Aftermarket parts and services	102.9	79.3	183.4	154.2
Total gross profit	$150.0	$118.9	$255.7	$210.5

Operating income
New units	$25.7	$17.4	$34.9	$22.0
Aftermarket parts and services	70.8	52.0	120.8	100.1
Unallocated	(21.0)	(19.3)	(33.3)	(39.1)
Total operating income	$75.5	$50.1	$122.4	$83.0

Bookings
New units	$232.2	$452.9	$571.2	$687.9
Aftermarket parts and services	271.4	206.3	508.1	396.9
Total bookings	$503.6	$659.2	$1,079.3	$1,084.8

Backlog - ending
New units	$1,707.8	$1,335.2	$1,707.8	$1,335.2
Aftermarket parts and services	378.0	277.3	378.0	277.3
Total backlog	$2,085.8	$1,612.5	$2,085.8	$1,612.5

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(unaudited; $ in millions, except share amounts)

	June 30,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$273.1	$206.2
Accounts receivable, less allowance for losses of $7.9 at 2008 and $5.9 at 2007	311.5	311.9
Inventories, net	279.0	265.3
Prepaid expenses	33.7	23.0
Deferred income taxes, net	18.3	19.3
Total current assets	915.6	825.7

Property, plant and equipment, net	218.4	216.7
Goodwill	469.5	447.5
Intangible assets, net	434.8	440.0
Other assets	19.5	21.0
Total assets	$2,057.8	$1,950.9

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$379.1	$358.4
Customer advance payments	283.3	239.9
Accrued income taxes payable	8.3	22.0
Loans payable	0.2	0.2
Total current liabilities	670.9	620.5
Deferred income taxes	46.9	48.4
Postemployment and other employee benefit liabilities	70.5	80.6
Long-term debt	370.2	370.3
Other noncurrent liabilities	31.8	25.9
Total liabilities	1,190.3	1,145.7
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and, 85,359,319 and 85,826,523 shares issued and outstanding, respectively	0.9	0.9
Additional paid-in capital	502.9	527.3
Retained earnings	303.5	229.7
Accumulated other comprehensive income	60.2	47.3
Total stockholders' equity	867.5	805.2
Total liabilities and stockholders' equity	$2,057.8	$1,950.9

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows
(unaudited; $ in millions)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities
Net income	$73.9	$41.6
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	24.9	24.2
Deferred income taxes	(0.6)	2.6
Stock-based compensation	2.9	5.7
Amortization of debt financing costs	1.5	3.7
Provision for losses on inventory	1.3	0.6
(Loss) gain on sale of property, plant and equipment	0.2	(0.5)
Curtailment amendment / partial settlement	(11.8)	-
Working capital and other
Accounts receivable	5.1	52.1
Customer advances	33.4	43.5
Accounts payable	11.6	3.7
Inventories	(10.0)	(16.6)
Other	(28.2)	(24.4)
Net cash provided by operating activities	104.2	136.2
Cash flows from investing activities
Capital expenditures	(14.8)	(8.6)
Acquisitions	-	(8.1)
Proceeds from sales of property, plant and equipment	0.2	0.6
Net cash used in investing activities	(14.6)	(16.1)
Cash flows from financing activities
Proceeds from exercise of stock options	1.3	0.2
Repurchase of common stock	(27.7)	-
Payments of long-term debt	(0.1)	(110.1)
Net cash used in financing activities	(26.5)	(109.9)
Effect of exchange rate changes on cash and cash equivalents	3.8	3.8
Net increase in cash and cash equivalents	66.9	14.0
Cash and cash equivalents, beginning of the period	206.2	146.8
Cash and cash equivalents, end of period	$273.1	$160.8